Filed Pursuant to Rule 424(b)(3)

Registration No. 333-114770

Supplement No. 2, dated January 11, 2007

to Supplement, dated November 8, 2005

to Prospectus dated May 5, 2004

The following information supplements and amends the prospectus, dated May 5, 2004, as supplemented by the Supplement, dated November 8, 2005, of Archstone-Smith Trust relating to the offer and sale from time to time by the selling shareholders named therein of Archstone-Smith’s common shares of beneficial interest, $0.01 par value per share. This supplement should be read in conjunction with the prospectus dated May 5, 2004, as supplemented.

In order to update the information contained in the section entitled “Selling Shareholders”, the following replaces the section in the prospectus dated May 5, 2004:

The table below sets forth the name of each selling shareholder and relationship, if any, with Archstone-Smith. The table also shows the number of common shares beneficially owned by the selling shareholders as of January 10, 2007, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number and percentage of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.

Selling Shareholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Amount of Shares Beneficially Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering
Stephen D. Massman	209,071	138,721	70,350	*
Patricia Neuwirth Trust	132,499	132,499	0	*
1990 Fleischer Family Trust	33,255	33,255	0	*
Francis Durslag	16,945	16,945	0	*
Edward D. O’Brien	9,810	9,810	0	*
31 MOH Limited Partnership	64,414	64,414	0	*
Thomas Carabine	1,494	1,494	0	*
Andrew Cohn	10,995	10,995	0	*
John Fowler	13,198	13,198	0	*
Robert L. Fronk	11,953	11,953	0	*
Maple Leaf Cambridge Corp.	996	996	0	*
Jeffrey Millman	95,589	19,797	75,792	*
Susan M. Sackner Living Trust	2,895	2,895	0	*

Jack Saltiel	10,953	10,953	0	*
Stephen Schein	6,000	6,000	0	*
Maila Walter	10,953	10,953	0	*
Robert Wolff	19,797	19,797	0	*
Max J. Fischer	9,512	9,512	0	*
March Coleman	46,468	46,468	0	*
Frank R. Coleman	33,369	33,369	0	*
Diane Kirsch	83,646	83,646	0	*
Loudoun Limited Partnership	40,872	40,872	0	*
G. Duane Vieth	80,518	63,413	0	*
Webb Family Limited Partnership	156,679	156,679	0	*
J. Webb Inc.	85,151	85,151	0	*
Nicole M. Zehfuss	41,840	41,840	0	*
Paul H. Zehfuss	41,840	41,840	0	*
Paul V. Zehfuss	83,646	83,646	0	*
Rossi Family Trust	14,714	14,714	0	*
Legacy Partners Ambassador Investment I LLC	238,469	238,469	0	*
Legacy Partners Ambassador Investment II LLC	220,737	220,737	0	*
Barbara A. Henry Revocable Trust	43,066	43,066	0	*

(1)	Assumes the sale of all of the common shares offered in this prospectus, although neither of the selling shareholders is under any obligation, known to us, to sell any common shares.

*	Less than one percent

We will pay all of the fees and expenses of registering the common shares offered in this prospectus and in connection with any prospectus supplement subsequently filed as referenced below in “Plan of Distribution.”